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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF
    THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
       UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                         Commission File Number 0-13732


                           Comtrex Systems Corporation
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             (Exact name of registrant as specified in its charter)

                               102 Executive Drive
                          Moorestown, New Jersey 08057
                                 (856) 778-0090
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, $.003 par value per share
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            (Title of each class of securities covered by this Form)

                                      None
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

              Rule 12g-4(a)(1)(i)     |X|         Rule 12h-3(b)(1)(ii)   [ ]
              Rule 12g-4(a)(1)(ii)    [ ]         Rule 12h-3(b)(2)(i)    [ ]
              Rule 12g-4(a)(2)(i)     [ ]         Rule 12h-3(b)(2)(ii)   [ ]
              Rule 12g-4(a)(2)(ii)    [ ]         Rule 15d-6             [ ]
              Rule 12h-3(b)(1)(i)     |X|

         Approximate number of holders of record as of the certification or notice date: 220

         Pursuant to the requirements of the Securities Exchange Act of 1934, Comtrex Systems Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE: June 6, 2003                            By:    Jeffrey C. Rice
                                                  -----------------------------
                                              Name:  Jeffrey C. Rice
                                              Title: President and Chief
                                                     Executive Officer